Exhibit 99.1

NEWS RELEASE: February 9, 2005

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Reports Net Income Per Share of $0.30 for Second Quarter

TORRANCE, CALIF. – (BUSINESS WIRE) – Feb. 7, 2006 – Farmer Bros. Co. (Nasdaq: FARM) today reported net income of $4.1 million or $0.30 per share for its second fiscal quarter ended Dec. 31, 2005, compared with a net loss of $4.1 million or $0.30 per share in the same quarter last year.  For the first half of fiscal 2006, the Company reported net income of $3.1 million or $0.22 per share compared with a net loss of $2.5 million or $0.18 per share in the first half of fiscal 2005.

“We are pleased that the results for the most recent quarter reflect our successful efforts to return to our historic operating margins,” said Guenter Berger, Chairman and CEO.

Sales in the quarter increased 7% to $54.9 million compared with the same quarter last year, and an increase of 5% to $103.4 million for the first half of fiscal 2006. The increase resulted from price increases that reflected the higher costs of green coffee. Selling expenses in the second quarter increased by 10% over the same period last year, reflecting higher fuel costs, employee related expenses and the cost of initiatives that are designed to improve the Company’s sales.

“We are continuing to implement our initiatives to improve our sales programs, and they have not yet made a significant contribution to our results.  We have extended our development schedule for implementing the final phase of our multi-year IT project – our new sales system – and we now expect to deploy the new system in the first half of fiscal 2007,” said Berger. “This additional time will allow a more intensive testing period, and will reduce the disruption to our sales staff so it can continue to focus primarily on selling.”

The Company’s Other Income in the second quarter of fiscal 2006 increased to $2.1 million from a loss of $6.8 million in the same period of fiscal 2005.  The 2005 result reflected a volatile increase in green coffee costs, which led to a decrease in the value of futures and options contracts that the Company used to hedge against a decline in commodity prices.  Other, net expense during the second quarter of fiscal 2005 consisted of net realized and unrealized coffee trading losses of $8.8 million.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations.  These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact.  These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning.  Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements.  We intend these forward-looking statements to speak only at the time of this press release and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC.  Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described from time to time in the Company’s filings with the SEC.

	Three months ended December 31,		Six months ended December 31,
	2005	2004	2005	2004
Net sales	$54,950	$51,220	$103,374	$97,928
Cost of goods sold	21,796	20,922	41,335	38,391
Gross profit	$33,154	$30,298	$62,039	$59,537
Selling expenses	25,016	22,722	49,085	44,549
General and administrative expenses	4,989	6,877	10,929	13,287
Operating expenses	$30,005	$29,599	$60,014	$57,836
Income from operations	$3,149	$699	$2,025	$1,701
Other income (expense):
Dividend income	881	865	1,750	1,734
Interest income	965	585	1,880	1,061
Other, net income (expense)	292	(8,307)	(1,423)	(8,222)
Total other income (expense)	$2,138	$(6,857)	$2,207	$(5,427)
Income (loss) before taxes	5,287	(6,158)	4,232	(3,726)
Income tax expense (benefit)	1,123	(2,090)	1,147	(1,155)
Net income (loss)	$4,164	$(4,068)	$3,085	$(2,571)
Net income (loss) per common share	$0.30	$(0.30)	$0.22	$(0.18)
Weighted average shares outstanding	13,875,017	13,615,530	13,843,195	13,588,170
Dividends declared per share	$0.11	$0.10	$0.21	$0.20

Contacts:

Jim Lucas / Whitney Hays

Abernathy MacGregor Group

(213) 630-6550